UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 13, 2013

ESCALADE, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-6996	13-2739290
(Commission File Number)	(IRS Employer Identification No.)

817 Maxwell Ave, Evansville, Indiana	47711
(Address of Principal Executive Offices)	(Zip Code)

(812) 467-1334

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 13, 2013, Escalade, Incorporated (“Escalade”) and each of its domestic subsidiaries (collectively with Escalade, the “Company”) entered into the First Amendment to its First Amended and Restated Credit Agreement dated August 27, 2013 (“Restated Credit Agreement”) with its issuing bank, JPMorgan Chase Bank, N.A. (“Chase”), and the other lenders identified in the Restated Credit Agreement (collectively, the “Lender”). This Form 8-K describes the primary changes to the Restated Credit Agreement. For the entire text of the First Amendment to the Restated Credit Agreement (without exhibits and schedules), please see Exhibit 10.1. attached hereto. Except as set forth in the First Amendment, all other terms and conditions of the Restated Credit Agreement remain in full force and effect. All capitalized terms not defined in this Form 8-K have the meanings set forth in the Restated Credit Agreement, as amended.

Under the terms of the First Amendment to the Restated Credit Agreement, the Lender has increased by $9,000,000 the amount available to Escalade under its senior revolving credit facility in the maximum amount of now up to $31,000,000.00 (the “Revolving USD Facility”). Escalade is required to repay the outstanding principal balance of the Revolving USD Facility, including all accrued and unpaid interest thereon, on August 27, 2016 (the “Revolving USD Loan Maturity Date”). Escalade may prepay the Revolving USD Facility, in whole or in part, and reborrow prior to the Revolving USD Loan Maturity Date.

The existing term loan in the principal amount of $5,000,000.00 (the “Term Loan”) remains outstanding and the maturity date has been extended by two years. As amended, Escalade is required to repay the outstanding principal balance of the Term Loan, including all accrued and unpaid interest thereon, on August 27, 2018. Beginning with the calendar quarter ending September 30, 2013, Escalade is required to make repayments of the principal balance of the Term Loan in equal installments of $250,000 per calendar quarter, with interest accrued thereon. Principal amounts repaid in respect of the Term Loan may not be re-borrowed.

The First Amendment to the Restated Credit Agreement also revised the definitions of “Fixed Charges” and “Fixed Charge Coverage Ratio” and expressly permitted Escalade to complete its acquisition of certain assets of DMI Sports, Inc. as discussed below under Item 8.01 of this Form 8-K.

Escalade’s indebtedness under the Restated Credit Agreement continues to be collateralized by liens on all of the present and future equity of each of Escalade’s domestic subsidiaries and substantially all of the assets of the Company. In addition, each direct and indirect domestic subsidiary of Escalade has unconditionally guaranteed all of the indebtedness of Escalade arising under the Restated Credit Agreement and has secured its guaranty with a first priority security interest and lien on all of its assets. The Pledge and Security Agreement dated April 30, 2009 by and between Escalade and Chase, and each Pledge and Security Agreement dated April 30, 2009 by and between each such Escalade subsidiary and Chase continue in full force and effect, as amended by the Master Amendment to Pledge and Security Agreements dated May 31, 2010 entered into by Chase, Escalade and each such subsidiary. The Unlimited Continuing Guaranty dated April 30, 2009 applicable to each of Escalade’s domestic subsidiaries continues in full force and effect without change.

Item 8.01 Other Events

Escalade’s wholly owned subsidiary, Indian Industries, Inc., has acquired substantially all of the business and assets of DMI Sports, Inc. relating to DMI’s indoor games and accessories such as darts, table tennis, game tables, and billiards. Escalade believes these assets, including the acquired brands and trade names, will complement Escalade’s existing product lines in this category. This asset acquisition is not material to Escalade as it does not involve a significant amount of assets for financial reporting purposes. Escalade did not acquire the outdoor games business conducted by DMI Sports, which business was retained by DMI Sports.

On November 14, 2013, Escalade issued the press release attached hereto as Exhibit 99.1 announcing the DMI acquisition.

Item 9.01 Financial Statements and Exhibits

(c)      Exhibits

Exhibit	Description
10.1

First Amendment dated as of November 13, 2013 to the First Amended and Restated Credit Agreement dated as of August 23, 2013 among Escalade, Incorporated and JPMorgan Chase Bank, N.A. (without exhibits and schedules, which Escalade has determined are not material).

99.1	Press release dated November 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Escalade, Incorporated has duly caused this report to be signed on its behalf in Evansville, Indiana by the undersigned hereunto duly authorized.

Date: November 14, 2013	ESCALADE, INCORPORATED
By: /s/ Deborah J. Meinert
Vice President Finance, Chief Financial Officer and Secretary